Exhibit 99.1

For immediate release

Young Broadcasting Announces Commitment for Amended Credit Facility and
Tender Offer and Consent Solicitation for 8-1/2% Senior Notes due 2008

New York, NY, April 11, 2005 — YOUNG BROADCASTING INC. (“YBI” or the “Company”) (NASDAQ: YBTVA) announced today that it had received a commitment from affiliates of Wachovia Securities, Lehman Brothers, Merrill Lynch and BNP Paribas to amend and restate its existing senior credit facility. YBI also announced that today it will commence a cash tender offer and consent solicitation for all of its $246,890,000 outstanding principal amount of 8-1/2% Senior Notes due 2008 (the “Notes”). The tender offer and the consent solicitation will be made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal and Consent, each dated April 11, 2005.

YBI intends that funds available under the amended credit facility will be used to finance the tender offer and consent solicitation. While YBI expects to execute the definitive documentation relating to the amended facility simultaneously with or prior to the closing of the tender offer and the consent solicitation, the lenders’ commitments are subject to customary conditions and there can be no assurance that the amended facility will be executed.  The execution of the amended facility is a condition to the closing of the tender offer and consent solicitation.  The proposed amended facility will provide for a $275 million term loan and will continue to provide for the $20 million revolving credit facility available under YBI’s existing credit facility. The contemplated term loan will mature in 2012 and the revolving facility will mature in 2010.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on May 9, 2005, unless extended or earlier terminated. The total consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be the price determined on April 22, 2005 (unless the expiration date for the tender offer is extended by ten or more business days, in which case the price will be determined on the tenth business day prior to the expiration date as extended) using the present value on the early payment date of the sum of $1,042.50 plus interest that would be paid from the last date on which interest has been paid through December 15, 2005 minus accrued and unpaid interest from the last date on which interest has been paid up to, but not including, the applicable payment date.  The present value will be determined using the yield to maturity of the 1.875% U.S. Treasury Note due November 30, 2005, plus a fixed spread of 75 basis points. The total consideration for each Note tendered includes a consent payment of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents prior to 5:00 p.m., New York City time, on April 22, 2005 (the “Consent Payment Deadline”), unless such date is extended. Holders who properly tender and whose Notes are accepted for purchase also will be paid accrued and unpaid interest up to, but not including, the applicable payment date. Holders who tender their Notes after the Consent Payment Deadline will not receive the consent payment. Tendered Notes may not be withdrawn and consents may not be revoked after the Withdrawal Deadline, which will be the earlier of (i) the Consent Payment Deadline or (ii) the date of execution of the supplemental indenture.

The consents are being solicited to eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes (the “Proposed Amendments”). Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes. The obligation of the Company to accept for purchase and pay for the Notes in the tender offer is conditioned on, among other things, the closing of the amended credit facility and the receipt of consents to the Proposed Amendments from the holders of at least a majority of the aggregate principal amount of outstanding Notes, each as described in more detail in the Offer to Purchase and Consent Solicitation Statement.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any Notes. The tender offer and the consent solicitation are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal and Consent.

The Company has retained Wachovia Securities, Lehman Brothers and Merrill Lynch to serve as the dealer managers and solicitation agents for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Wachovia Securities at (704) 715-8341 or (866) 309-6316, to Lehman Brothers at (212) 528-7581 or (800) 438-3242 or to Merrill Lynch at (212) 449-4914 or (888) ML4-TNDR.  Requests for documents in connection with the tender offer and the consent solicitation may be directed to Global Bondholder Services Corporation, the information agent, at (212) 430-3774 or (866) 470-3900.

YBI owns ten television stations and the national television representation firm, Adam Young Inc. Five stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA and KELO-TV - Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors

Contact:  Vincent Young, CEO, James Morgan, CFO, 212-754-7070